Exhibit 3.1

CERTIFICATE OF TRUST

OF

GRAYSCALE BITCOIN MINI TRUST (BTC)

This Certificate of Trust of Grayscale Bitcoin Mini Trust (BTC) (the “Trust”) is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Grayscale Bitcoin Mini Trust (BTC).

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By:	/s/ Gregory Daniel
Name: Gregory Daniel
Title: Vice President